EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

September 1, 2004

RTG Ventures, Inc.
Attn: Linda Perry
c/oBARRINGTON J. FLUDGATE
185 Madison Ave., 10th Floor
New York, NY 10016
(646) 335-8998


Gentlemen:

         We have examined the registration statement on Form S-8 of RTG Ventures, Inc., a Florida corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Agreement with Jackson Steinem, Inc. and the Engagement Agreement with Michael L. Corrigan, Esq. described in the Registration Statement (the "Agreements").

         As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Agreements.

         We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non- assessable.

         This opinion is limited to the laws of the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

         This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ GOTTBETTER & PARTNERS, LLP

GOTTBETTER & PARTNERS, LLP